                                                                  Exhibit (m)(2)


(NEW YORK LIFE LOGO)

AD101 PINNACLE AMSVUL ILLUSTRATION SAMPLE CALCULATION

Illustrated contract owner:

Male/Female, Issue Age 50/50, both Preferred Risk Class, $200,000 Annual Premium, 100% Allocated to the Separate Account, Face Amount $10,000,000. No policy loans or partial withdrawals have been assumed.

Section 7702 test: Cash Value Accumulation Test.

Current Cost of Insurance Rates

Hypothetical Gross Annual Investment Return = 10.00%

Assumed Asset Charges*=.8%

POLICY VALUE

POLICY VALUE = [BEGINNING POLICY VALUE + NET PREMIUM - MONTHLY DEDUCTION] X NET INVESTMENT FACTOR

DERIVATION OF ANNUAL SEPARATE ACCOUNT RATE OF RETURN FROM GROSS RATE OF RETURN


     Net Separate Account Rate of Return = 9.12% =
     [(1 + Gross Separate Account Rate of Return) /\ (1/365) - (Assumed Asset Charge/365)] /\ 365 [(1 + 10.00%) /\ (1/365) - (0.8% / 365)] /\ 365


     *Asset charges vary by investment division: Actual Asset Charges deducted from Gross Rate of Return will vary with the contractowner's allocation of premium and policy value between the available investment divisions and the fixed account. Asset charges represent investment advisory fees and other expenses paid by the portfolios.

HOW THE PERIODIC DEDUCTION OR COST OF INSURANCE AND OTHER CONTRACT CHARGES ARE MADE

NET PREMIUM = Gross Premium - Sales Expense Charge - Premium Tax

SALES EXPENSE CHARGE

This varies by policy year and follows the schedule below:

                         Sales Expense Charge
              ------------------------------------------
Policy Year   Up to Target Premium   Over Target Premium
-----------   --------------------   -------------------
     1               56.75%                 2.75%
    2-5              26.75%                 2.75%
     6                1.75%                 1.75%
     7+               0.75%                 0.75%

PREMIUM TAX

There is a 2% state tax charge and 1.25% federal tax charge applied to gross premium received in all years. For Qualified Plans, federal tax charge is 0%.

MONTHLY DEDUCTION = COI DEDUCTION + M&E CHARGE + CONTRACT CHARGE

     For example, on the fifth policy anniversary for a Male/Female, Preferred/Preferred, Issue Age 50/50:

     Sales Expense Charge for contract year 5 = target premium x 26.75% + premium over target premium x 2.75% = $89,900 x 26.75% + $110,100 x 2.75% =
     $27,076

     Premium Tax for contract year 5 = $200,000 x 3.25% = $6,500

     NET PREMIUM = GROSS PREMIUM - SALES EXPENSE CHARGE - PREMIUM TAX = $200,000
     - $27,076 - $6,500 = $166,424

     M&E CHARGE = (0.025%) X (POLICY VALUE ALLOCATED TO THE SEPARATE ACCOUNT)

     Policy Value = End of year 4 Policy Value + Net Premium Received = $763,444.65 + $166,424 = $929,868.65

     M&E Charge = (0.025%) x ($929,868.65) = $232.47

     COI DEDUCTION = (DEATH BENEFIT / 1.00327374 - CASH VALUE) X MONTHLY COI
     RATE

     The current Monthly COI Rate for contract year 5 is 0.000011

     The illustrated Death Benefit is $10,000,000

     Cash Value = End of year 4 Policy Value + Net Premium Received - M&E Charge = $763,444.65 + $166,424 - $232.47 = $929,636.18

     COI Deduction = ($10,000,000 / 1.00327374 - $929,636.18) x (0.000011) =
     $99.42

     CONTRACT CHARGE = $25 PER POLICY CHARGE + 0.03/$1,000 FACE AMOUNT
                     = $25 + 0.03x $10,000
                     = $325

     The Monthly Deduction, policy year 5 month 1 = $232.47 + $99.42 + $325= $656.89

NET INVESTMENT FACTOR

The Net Investment Factor is calculated on every day in which the New York Stock Exchange is open. The Net Investment Factor is defined in the contract as (1) divided by (2) where:

          (1)  Is the net result of:

               - The net asset value per share of the portfolio held in the separate account at the end of the current valuation period, plus

               - The per share amount of any dividend or capital gain distribution made by the portfolio during the current valuation period, minus

               -    Any charges against the assets of the Investment Division

          (2) Is the net asset value per share of the portfolio held in the separate account at the end of the last prior valuation period.

     For the illustration, a hypothetical monthly net investment factor is calculated which is equivalent to a 9.12% net annual effective rate of return:


          MONTHLY NET INVESTMENT FACTOR (HYPOTHETICAL) = (1 + 9.12%) /\ (1/12)


     For the end of month 1, Policy year 5:


          Net Investment Factor = (1.0912) /\ (1/12) = 1.0072997


     The following is a detailed representation of the interim policy value calculations during Policy Year 5:

          BEGINNING                VALUE                                    TOTAL        VALUE     MONTHLY NET
POLICY     POLICY       NET        AFTER       COI      M&E    CONTRACT    MONTHLY       AFTER      INVESTMENT
 MONTH      VALUE     PREMIUM     PREMIUM    CHARGE   CHARGE    CHARGE    DEDUCTION    DEDUCTION      FACTOR
------   ----------   -------   ----------   ------   ------   --------   ---------   ----------   -----------
   1     763,444.65   166,424   929,868.65    99.42    232.47     325       656.89    929,211.76    1.0072997
   2     935,994.72             935,994.72    99.35    234.00     325       658.35    935,336.37    1.0072997
   3     942,164.03             942,164.03    99.28    235.54     325       659.82    941,504.21    1.0072997
   4     948,376.89             948,376.89    99.21    237.09     325       661.31    947,715.58    1.0072997
   5     954,633.60             954,633.60    99.14    238.66     325       662.80    953,970.80    1.0072997
   6     960,934.48             960,934.48    99.07    240.23     325       664.31    960,270.18    1.0072997
   7     967,279.84             967,279.84    99.00    241.82     325       665.82    966,614.02    1.0072997
   8     973,669.99             973,669.99    98.93    243.42     325       667.35    973,002.64    1.0072997
   9     980,105.25             980,105.25    98.86    245.03     325       668.89    979,436.36    1.0072997
  10     986,585.93             986,585.93    98.79    246.65     325       670.44    985,915.50    1.0072997
  11     993,112.37             993,112.37    98.72    248.28     325       672.00    992,440.37    1.0072997
  12     999,684.87             999,684.87    98.65    249.92     325       673.57    999,011.30    1.0072997

SURRENDER VALUE

     There is no surrender charge on AD101 AMSVUL plan, thus surrender value equals cash value.

DEATH BENEFITS

     The death benefit equals the greater of:

          -    The death benefit guarantee, or

          - The percentage of the policy value shown in the Compliance with Federal Laws Provision.

     For a Male/Female Preferred/Preferred contractowner of attained age 54, the percentage of the policy value in the Compliance with Federal Laws Provision is 315% (CVAT Corridor) Death Benefit, end of year 5 = the greater of

          -    Face Amount = $10,000,000, or

          -    315% x Policy Value = 315% x $1,006,303.76 = $3,169,856.84 Death
               Benefit, end of year 5 = $10,000,000

HOW CALCULATIONS VARY FOR OTHER CONTRACT YEARS

MONTHLY DEDUCTION

     -    Monthly COI rates vary by attained age

     -    M& E Charge rates vary by policy year

     -    Contract Charge rates vary by policy year

DEATH BENEFITS

     - Death Benefits may exceed the Face Amount according to the Compliance with Federal Laws Provision.